Exhibit 99.1

IPG PHOTONICS ANNOUNCES 40% REVENUE GROWTH FOR FULL YEAR 2017
Fourth Quarter Revenue and Operating Income Increase 29% and 41%, Respectively
Charges Related to U.S. Tax Cuts and Jobs Act Reduce Earnings Per Diluted Share by $0.90
OXFORD, Mass. – February 16, 2018 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the fourth quarter ended December 31, 2017.

	Three Months Ended December 31,			Twelve Months Ended December 31,
(In millions, except per share data)	2017	2016	% Change	2017	2016	% Change
Revenue	$361.1	$280.1	29%	$1,408.9	$1,006.2	40%
Gross margin	57.8%	55.5%		56.6%	54.9%
Operating income	$148.3	$105.2	41%	$551.1	$364.3	51%
Operating margin	41.1%	37.6%		39.1%	36.2%
Net income attributable to IPG Photonics Corporation	$53.0	$75.1	(30)%	$347.6	$260.8	33%
Earnings per diluted share	$0.96	$1.39	(31)%	$6.36	$4.85	31%
Management Comments
"We capped off one of the strongest growth years in IPG's history with a record fourth quarter, driven by accelerating adoption of our high-power fiber lasers across our largest applications and geographies," said Dr. Valentin Gapontsev, IPG Photonics' Chief Executive Officer. "Our outstanding performance is a direct result of our scale advantages and unique business model combining a vertically-integrated manufacturing operation with broad-based technology and process abilities that enable us to rapidly increase production, reduce costs and deliver innovation."
Fourth quarter revenue of $361.1 million increased 29% year over year. Materials processing sales increased 32% year over year and accounted for approximately 94% of total revenue driven by strength in cutting, welding and 3D printing applications. Sales to other markets decreased 6% from the fourth quarter of 2016. High-power laser sales increased 40% year over year and pulsed laser sales increased 20% year over year. Sales of other laser products increased 24% year over year driven by growth in systems and beam delivery accessories. On a geographic basis, IPG achieved double-digit year over year sales growth in China, Europe, North America and Turkey and grew modestly in Japan.
Earnings per diluted share ("EPS") were $0.96. Charges related to the 2017 U.S. Tax Cuts and Jobs Act reduced net income by $49 million and EPS by $0.90. These estimated charges include $47 million related to the one-time transition tax on undistributed foreign earnings, $1 million for the associated state tax on foreign earnings no longer deemed to be permanently reinvested and $1 million from a reduction in the value of U.S. net deferred tax assets resulting from the recently-enacted lower U.S. Federal tax rate. The estimated tax charges are subject to change based upon additional analysis and subsequent regulations, interpretations and guidance.
During the fourth quarter, IPG generated $108 million in cash from operations and used $27 million to finance capital expenditures. IPG ended the quarter with $1.12 billion in cash and cash equivalents and short-term investments, representing an increase of $286 million from December 31, 2016.
Business Outlook and Financial Guidance
"Order flow was strong in the fourth quarter with our book-to-bill ratio at 1.0, representing solid performance in light of our record quarterly revenue. Backlog of orders with firm shipment dates increased by 44% to $326 million. Backlog of non-binding frame agreements increased by 123% to $417 million," said Dr. Gapontsev. It should be noted that frame agreements are non-binding indications of customer pricing and volume levels but are not firm customer purchase obligations. The underlying growth in frame agreements, while positive, also reflects lower backlog of year-end 2016 frame agreements. As we reported last year, a large number of frame agreements were booked in January 2017.

For the full year 2018 IPG Photonics is targeting 10% to 15% revenue growth. Our annual guidance reflects current backlog and annual order indications from our largest OEM customers. This guidance assumes continued momentum in our core materials processing markets, further progress in new application areas, and strong worldwide macroeconomic conditions offset by lower spending related to consumer electronics applications. Based on the accelerating growth within our business in 2017, we expect capital expenditures to be $170 million to $190 million, the high end of our target range of 8% to 12% of revenue. Finally, we expect the recently enacted U.S. tax legislation to lower our 2018 corporate tax rate to 26% from 30% in 2017, excluding effects relating to equity grants.
For the first quarter, we expect revenue growth in the range of 15% to 24% year over year or $330 million to $355 million and anticipate earnings per diluted share in the range of $1.62 to $1.87, which reflects earnings growth in the range of 17% to 36% year over year.
As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, product demand, order cancellations and delays, competition and general economic conditions. This guidance is based upon current market conditions and expectations, and is subject to the risks outlined in the Company's reports with the SEC, and assumes exchange rates relative to the U.S. Dollar of Euro 0.83, Russian Ruble 58, Japanese Yen 113 and Chinese Yuan 6.53, respectively.
Supplemental Financial Information
Additional supplemental financial information is provided in the Fourth Quarter 2017 Financial Data Workbook available on the investor relations section of the Company's website at investor.ipgphotonics.com.
Conference Call Reminder
The Company will hold a conference call today, February 16, 2018 at 10:00 am ET. To access the call, please dial 877-407-6184 in the US or 201-389-0877 internationally. A live webcast of the call will also be available and archived on the investor relations section of the Company's website at investor.ipgphotonics.com.
Contact
James Hillier
Vice President of Investor Relations
IPG Photonics Corporation
508-373-1467
jhillier@ipgphotonics.com
About IPG Photonics Corporation
IPG Photonics Corporation is the world leader in high-power fiber lasers and amplifiers. Founded in 1990, IPG pioneered the development and commercialization of optical fiber-based lasers for use in diverse applications, primarily materials processing. Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.
Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, revenues from non-binding frame agreements, revenue and earnings guidance for the first quarter 2018, revenue guidance for full year 2018, continued momentum in our core materials processing markets, further progress in new application areas, strong worldwide macroeconomic conditions, spending related to consumer electronics applications and expected corporate tax rates. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; inability to manage risks associated with international customers and operations; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 27, 2017) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(in thousands, except per share data)
NET SALES	$361,055	$280,121	$1,408,889	$1,006,173
COST OF SALES	152,262	124,785	611,978	453,933
GROSS PROFIT	208,793	155,336	796,911	552,240
OPERATING EXPENSES:
Sales and marketing	13,454	10,210	49,801	38,393
Research and development	26,589	22,108	100,870	78,552
General and administrative	21,576	19,637	80,668	66,486
(Gain) loss on foreign exchange	(1,093)	(1,820)	14,460	4,496
Total operating expenses	60,526	50,135	245,799	187,927
OPERATING INCOME	148,267	105,201	551,112	364,313
OTHER INCOME, Net:
Interest income, net	86	469	737	1,304
Other income, net	69	606	22	948
Total other income	155	1,075	759	2,252
INCOME BEFORE PROVISION FOR INCOME TAXES	148,422	106,276	551,871	366,565
PROVISION FOR INCOME TAXES	(95,466)	(31,146)	(204,283)	(105,849)
NET INCOME	52,956	75,130	347,588	260,716
LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	—	(3)	(26)	(36)
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION	$52,956	$75,133	$347,614	$260,752
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION PER SHARE:
Basic	$0.99	$1.42	$6.50	$4.91
Diluted	$0.96	$1.39	$6.36	$4.85
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	53,460	53,097	53,495	53,068
Diluted	54,923	53,873	54,699	53,797

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION AND ACCOUNTING STANDARD IMPACTS TO NET INCOME AND EARNINGS PER SHARE

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2017	2016	2017	2016
Cost of sales	$1,543	$1,439	$5,863	$6,018
Sales and marketing	537	523	2,041	1,820
Research and development	1,286	1,324	5,001	4,905
General and administrative	2,666	2,349	10,116	8,991
Total stock-based compensation	6,032	5,635	23,021	21,734
Tax benefit recognized	(1,894)	(1,805)	(7,367)	(6,971)
Net stock-based compensation	$4,138	$3,830	$15,654	$14,763

(In thousands, except share and per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Excess tax benefit on exercise of stock options included in net income	$3,700	$—	$14,585	$—
Increase in weighted-average diluted shares outstanding	407,316	—	255,812	—

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF ACQUISITION RELATED COSTS AND OTHER CHARGES

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2017	2016	2017	2016
Step-up of inventory (1)
Cost of sales	$992	$715	$2,573	$2,100
Amortization of intangible assets
Cost of sales	$1,435	$866	$3,774	$2,966
Sales and marketing	346	38	1,485	153
Research and development	160	160	640	640
Impairment charge related to long-lived asset
General and administrative	—	—	162	—
Total acquisition related costs and other charges	$2,933	$1,778	$8,634	$5,859

(1) 2016 amount relates to Menara while 2017 relates to OptiGrate and ILT step-up adjustments on inventory sold during the period.

IPG PHOTONICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2017	2016
	(In thousands, except share and per share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$909,900	$623,855
Short-term investments	206,257	206,779
Accounts receivable, net	237,278	155,901
Inventories	307,712	239,010
Prepaid income taxes	44,944	34,128
Prepaid expenses and other current assets	47,919	41,289
Total current assets	1,754,010	1,300,962
DEFERRED INCOME TAXES, NET	31,696	42,442
GOODWILL	55,831	19,828
INTANGIBLE ASSETS, NET	51,223	28,789
PROPERTY, PLANT AND EQUIPMENT, NET	460,206	379,375
OTHER ASSETS	19,009	18,603
TOTAL	$2,371,975	$1,789,999
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$3,604	$3,188
Accounts payable	35,109	28,048
Accrued expenses and other liabilities	144,417	102,485
Income taxes payable	15,773	24,554
Total current liabilities	198,903	158,275
DEFERRED INCOME TAXES AND OTHER LONG-TERM LIABILITIES	105,372	36,365
LONG-TERM DEBT, NET OF CURRENT PORTION	45,378	37,635
Total liabilities	349,653	232,275
COMMITMENTS AND CONTINGENCIES
IPG PHOTONICS CORPORATION STOCKHOLDERS' EQUITY:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 54,007,708 and 53,629,439 shares issued and outstanding, respectively, at December 31, 2017; 53,354,579 and 53,251,805 shares issued and outstanding, respectively, at December 31, 2016	5	5
Treasury stock, at cost (378,269 and 102,774 shares held)	(48,933)	(8,946)
Additional paid-in capital	704,727	650,974
Retained earnings	1,443,867	1,094,108
Accumulated other comprehensive loss	(77,344)	(178,583)
Total IPG Photonics Corporation stockholders' equity	2,022,322	1,557,558
NONCONTROLLING INTERESTS	—	166
Total equity	$2,022,322	$1,557,724
TOTAL	$2,371,975	$1,789,999

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31,
	2017	2016
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$347,588	$260,716
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	64,568	51,475
Provisions for inventory, warranty & bad debt	44,978	46,469
Other	54,837	13,848
Changes in assets and liabilities that used cash:
Accounts receivable/payable	(60,916)	(11,851)
Inventories	(71,080)	(53,626)
Other	24,473	(9,335)
Net cash provided by operating activities	404,448	297,696
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(126,535)	(127,042)
Proceeds from sales of property, plant and equipment	15,882	658
Purchases of short-term investments	(211,832)	(299,508)
Proceeds from sales of short-term investments	212,515	198,808
Acquisitions of businesses, net of cash acquired	(59,536)	(47,792)
Other	(352)	468
Net cash used in investing activities	(169,858)	(274,408)
CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of noncontrolling interests	(197)	(950)
Proceeds on long-term borrowings	28,000	—
Principal payments on long-term borrowings	(19,842)	(2,594)
Proceeds from issuance of common stock under employee stock option and purchase plans less payments for taxes related to net share settlement of equity awards	28,654	16,183
Purchase of Treasury Stock, at cost	(39,987)	(8,946)
Net cash (used in) provided by financing activities	(3,372)	3,693
EFFECT OF CHANGES IN EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	54,827	(9,408)
NET INCREASE IN CASH AND CASH EQUIVALENTS	286,045	17,573
CASH AND CASH EQUIVALENTS — Beginning of period	623,855	582,532
CASH AND CASH EQUIVALENTS — End of period	$909,900	$600,105
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$2,583	$942
Cash paid for income taxes	$155,559	$126,964